Exhibit 10.9
Summary of Executive Bonus Arrangements
(For Fiscal 2008)
I.	Bonus Structure
•	For the current year bonus, an executive’s on-target bonus objective is approved each year by the compensation committee. Achievement of the bonus is based on four, equally-weighted performance goals: 25% revenue (growth only), 25% Profit (Operating Income), 25% Cash (cash flow from operating and investment activities before changes in working capital), 25% MBO (individual performance objectives); provided, however, that if the revenue objective is not achieved at the 80% threshold level, the other three objectives will be paid to a maximum of 50% of the target amounts.
•	Financial Bonus Component split by quarter: 20% for each of the first three fiscal quarters and 40% for the fourth quarter, in each case on a year-to-date basis.

•	2-break Financial Bonus formula:

	% of Bonus
	up to 1st		% of Bonus up to	2nd Break	% of Bonus up to	% of Bonus at and
	Break	1st Break Point	2nd Break	Point	100% of Plan	after 100%

Revenue	0%	80% of Plan	15% + 2.5% for each 1% over 80%	90% of Plan	60%+ 2.5% for each 1% over 90%	100% for each 1% over 100%
Profit	0%	95% of Plan	15% + 10.0% for each 1% over 95%	97.5% of Plan	60% + 10.0% for each 1% over 97.5%	100% + 1.0% for each 1% over 100%
Cash	0%	90% of Plan	15% + 5.0% for each 1% over 90%	95% of Plan	60% + 5.0% for each 1% over 95%	100% + 1.0% for each 1% over 100%
•	MBOs are annual, tied to the Company’s operating and strategic plans and consist of 2-6 objectives per executive, negotiated and agreed between the Chief Executive Officer and executive based on the approved budget and business plan. The Chief Executive Officer’s MBOs are the sum of the individual executives’ MBOs.
•	Long-Term Bonus Pool for the three subsequent fiscal years (1/3 each) = current year bonus as actually earned up to bonus pool of 40% of the on-target current year bonus. Additional bonus pool dollars are added at the rate of $1 per $2 of overachievement of the Operating Income target up to maximum of 100% of the actual current year bonus.
•	Long-Term Bonus payouts for each of the three years are tied to the 5-year revenue plan (including acquisitions).

•	Long-Term Bonus award formula: <50% of target or current year plan, whichever is greater, gets 50% of plan (floor); 50-100% gets 50% + 1% for each 1% over 50%; 100-125 % gets 100% + 1% for each 1% over 100%; 125-150% gets 150% + 2% for each 1% over 125%; >150% gets 200% (cap).

•	Payout in three annual installments following each of the three performance periods. One-half of the floor amount is paid in common stock, valued at the time of payment, and the remainder is paid in cash.
•	Long-term bonus pool payouts from fiscal 2005, 2006 and 2007 are in their payout phase. Their respective performance criteria is revenue. One-half of the floor amount of the 2006 and 2007 bonus pool payout is paid in common stock, valued at the time of payment, and the remainder is paid in cash. The 2005 award is payable entirely in cash.

II.	Miscellaneous Provisions
•	If an executive’s employment is terminated for any reason, the executive forfeits all rights to any current year bonus for the fiscal quarter in which the termination occurs and subsequent fiscal quarters and forfeits all rights to any long-term bonus not yet paid.

•	These compensation arrangements do not give any executive any right to be retained in the employment of the Company and do not affect the right of the Company to terminate, with or without cause, any executive’s employment at any time.

•	The Company has the right to withhold from any compensation payable to an executive, or to cause the executive (or the executor or administrator of his or her estate or his or her distributee) to make payment of, any federal state, local, or foreign taxes required to be withheld with respect to any payment.

•	The Company may amend, alter, suspend or discontinue the compensation arrangements, as it shall from time to time consider desirable.

•	In limited circumstances, the Chief Executive Officer, in consultation with the compensation committee, may approve limited exceptions to the terms of the bonus plans.

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